Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This SETTLEMENT AGREEMENT AND RELEASE (this “Agreement”) is entered into as of this 21st day of June, 2023 (the “Effective Date”), by and among Drew Jones (“Jones”), D. Jones Tailored Collection, Ltd. (“D. Jones” or “Purchaser”), Harper & Jones, LLC (“H&J”, and collectively with Jones and D. Jones, the “Jones Parties”), Digital Brands Group, Inc. (“DBG” or “Seller”), and John Hilburn Davis IV (“Davis” and collectively with DBG, the “DBG Parties”) (the Jones Parties and the DBG Parties collectively, the “Parties”).

RECITALS:

A.       Effective October 14, 2020, some of the parties hereto entered into the Membership Interest Purchase Agreement (“MIPA”) whereby D. Jones sold one hundred percent (100%) of the membership interests (the “Assigned Interests”) in Harper & Jones, LLC, a Texas limited liability company (“H&J”) to DBG, and the Employment Agreement whereby Jones became an employee of DBG (the “Employment Contract”).

B.       On several occasions, DBG breached the terms of the MIPA and the Employment Agreement. To address DBG’s breaches, the parties entered into a subsequent agreement effective July 29, 2022 (the “2022 Agreement”). The 2022 Agreement, in part, amended Section 2.06 of the MIPA and requires DBG to issue $7,899,356 worth of additional DBG common stock to D. Jones on May 18, 2023. DBG breached the terms of the 2022 Agreement in numerous respects.

C.       On September 20, 2022, an Arbitration Demand was filed to address DBG’s breaches of the MIPA, the Employment Agreement and the 2022 Agreement.

D.       On November 28, 2022, the arbitrator issued a Partial Final Award, which was confirmed by the 116th Judicial District Court of Dallas County, Texas on December 12, 2022. The court’s Order required DBG to pay $645,304.00 to D. Jones, which DBG paid.

E.       An arbitration hearing was held on February 2, 2023, and a Corrected Final Award was entered on February 13, 2023 (the “Arbitration Award”). The Arbitration Award ordered DBG and Davis to pay claimants an additional $1,247,207.70 in damages, attorney fees and costs through the date of the arbitration hearing. Those amounts remain unpaid.

F.       The Parties desire to settle any and all outstanding claims between them by (i) the payment of $229,000 by DBG to D. Jones, (ii) the issuance of $1,400,000 worth of DBG common stock to D. Jones, on the terms and conditions set forth herein, and (iii) the sale and assignment of one hundred percent (100%) of the membership interests in H&J to D. Jones, on the terms and conditions set forth herein. In addition, the Parties will release all claims, if any, they may have against the other Parties.

Settlement agreement and release

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

CASH PAYMENTS TO D. JONES

1.1              Cash Payments to D. Jones. Contemporaneously with the Parties’ execution of this Agreement, DBG shall pay to D. Jones the sum of $225,000 made up of the following: (a) $200,000 agreed settlement amount, and (b) $25,000 (which is approximately 50% of the arbitration fees previously paid by the Jones Parties to JAMS). In addition, DBG will pay to D. Jones by wire transfer the sum of $4,000 representing attorney’s fees in connection with the negotiation and preparation of this Agreement, the related term sheet, and additional related documents.

ARTICLE 2

ISSUANCE OF DBG STOCK TO D. JONES

2.1       Issuance of DBG Stock to D. Jones.

(a)	Issuance. Contemporaneously with the Parties’ execution of this Agreement, DBG shall issue and deliver to D. Jones shares of DBG’s common stock, par value $0.0001 per share (each a “Share” and, collectively, the “Shares”), the number of Shares of which shall be calculated as follows: $1,400,000 divided by the lower of (a) the closing price per Share on the trading day before the day the Shares are issued to D. Jones, and (b) the average closing price per Share for the 5 trading days preceding the day the Shares are issued to D. Jones (the “Stock Issuance Price”).

(b)	Additional Stock Issuances. DBG is settling approximately $6.0 million in outstanding liabilities (including the liabilities referenced herein) through the issuance of additional securities, and all such issuances (including the issuance to D. Jones) shall be at the Stock Issuance Price and occur on the same day (collectively, the “Stock Issuance”) and that the sale of such shares may have an adverse effect on the market price of the Company’s common stock.

(c)	Resale Registration Statement. DBG shall prepare and file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 (or any successor to Form S-1) covering the resale of the Registrable Securities (as defined below) (the “S-1 Resale Registration Statement”) no later than the earlier of the following dates: (i) within 90 calendar days following the effective date of the registration statement regarding a proposed secondary offering of DBG securities that DBG currently plans to file sometime in June 2023 (the “Secondary Offering”), and (ii) October 31, 2023. DBG shall use its commercial best efforts to have the S-1 Resale Registration Statement declared effective as soon as possible. For purposes of this Agreement, the term “Registrable Securities” shall mean all Shares issued hereunder and all Shares owned by D. Jones and its principals. If any time in the future Form S-3 becomes available to DBG to register the Registrable Securities, DBG may amend the S-1 Resale Registration Statement to instead be on Form S-3, and as soon as reasonably practicable thereafter to effect registration of the Registrable Securities (or any unsold portion thereof) and any related qualification or compliance with respect to all Registrable Securities.

(d)	Limitation on Resales. D. Jones and its principals agree to sell no more than $500,000 worth of the Shares in any calendar month, commencing with the calendar month in which the S-1 Resale Registration Statement is declared effective.

Settlement agreement and release

ARTICLE 3

SALE AND ASSIGNMENT OF H&J MEMBERSHIP INTERESTS

3.1       Sale and Assignment. DBG is the owner of one hundred percent (100%) of the membership interests (the “Assigned Interests”) in H&J. In consideration of the release of the DBG Parties by the Jones Parties set forth in Section 4.1(a), and upon the terms and subject to the conditions set forth in this Agreement, DBG hereby sells, transfers, assigns, conveys, and delivers to D. Jones the Assigned Interests. To further evidence the sale, DBG will execute and deliver to D. Jones contemporaneously with DBG’s execution of this Agreement, an original Assignment of Membership Interests substantially in the form attached hereto as Exhibit A (the “Assignment”). The Assignment will be effective as of 12:01 a.m. on the Effective Date.

ARTICLE 4

RELEASE OF THE PARTIES

4.1       Release of the DBG Parties. Upon (i) the cash payments to D. Jones per Article 1 hereto, (ii) the issuance of DBG shares ,per Article 2 hereof, and (iii) the effective sale and assignment of the Assigned Interests per Article 3 and Exhibit A hereof, each of Jones Parties hereby releases and absolutely and forever discharges each of the DBG Parties, and their respective successors, heirs, licensees, and assigns of and from any and all claims, damages, legal fees, costs, expenses, debts, actions and causes of action of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, asserted or unasserted, which either they now have, or at any time heretofore ever had, except for violations of this Agreement.

4.2       Release of the Jones Parties. Each of the DBG Parties hereby releases and absolutely and forever discharges each of the Jones Parties, and their respective successors, heirs, licensees and assigns of and from any and all claims, damages, legal fees, costs, expenses, debts, actions and causes of action of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, asserted or unasserted, which they either now have, or at any time heretofore ever had, except for violations of this Agreement. This release does not apply, however, to any government criminal action against the Jones Parties. The DBG Parties represent that they are not aware of any such actions by any governmental agency.

Settlement agreement and release

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE JONES PARTIES

5.1       Authorization of Transaction. Jones and D. Jones, jointly and severally, represent and warrant to the DBG Parties as follows:

(a)	D. Jones is a limited partnership duly formed, validly existing, and in good standing under the laws of the State of Texas.

(b)	D. Jones has all requisite power, authority, and capacity to execute, deliver, and perform this Agreement and the Assignment (collectively, the “Transaction Documents”). Each of the Jones Parties has all requisite power, authority, and capacity to execute, deliver, and perform the Transaction Documents.

(c)	Each of the Transaction Documents is a legal, valid, and binding agreement of the applicable Jones Party or Jones Parties, enforceable against the Jones Parties in accordance with its terms.

(d)	No authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, or any other person or entity is required to authorize, or is required in connection with, the execution, delivery, and performance of the Transaction Documents on the part of the Jones Parties.

5.2       Jones Parties’ Investment Representations. Jones and D. Jones, jointly and severally, represent and warrant to the DBG Parties as follows:

(a)	D. Jones (i) is an “accredited investor” within the meaning of Section 501(a) of Regulation D, as adopted pursuant to the Securities Act of 1933, as amended (the “Securities Act”); (ii) is acquiring the Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Shares; (iii) has been advised and understands that the Shares (A) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities laws, and (B) have not been and shall not be registered under the Securities Act or any applicable state securities laws, except as otherwise provided herein; (iv) is aware that an investment in DBG is a speculative investment and is subject to the risk of complete loss; and (v) has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Shares.

(b)	D. Jones and its principals have substantial experience in making investment decisions of this type and D. Jones and its principals have such knowledge and experience in financial and business matters, and that D. Jones and its principals are capable of evaluating the merits and risks of an investment in DBG without the assistance of a purchaser representative. D. Jones and its principals have carefully read and understand all materials provided by or on behalf of DBG or its representatives to D. Jones or its representatives pertaining to an investment in DBG and has consulted, as it has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for D. Jones. D. Jones has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other representatives in determining the legal, tax, financial and other consequences of an investment in the Shares and the transactions contemplated thereby and the suitability of an investment in the Shares and the transactions contemplated thereby for D. Jones and its particular circumstances.

Settlement agreement and release

(c)	D. Jones is not a “bad actor” within the meaning of Rule 506(d) promulgated under the Securities Act.

(d)	D. Jones is aware that if the parties to whom the Stock Issuance is made sell their Shares, the sale of such shares may have an adverse effect on the market price of DBG’s common stock. D. Jones is also aware that the securities to be sold further to the Secondary Offering will likely be sold at a substantial discount to then then trading price of DBG’s common stock which would be dilutive to existing DBG stockholders, including D. Jones, and would have an adverse effect on the price of DBG’s common stock.

(e)	D. Jones is aware that DBG intends to file a proxy statement with the SEC to solicit stockholder approval of a reverse stock split in a range of 1-for-2.5 to 1-for-50, with the exact number to be set by DBG’s Board of Directors, and that the announcement of such reverse stock split and/or effect thereof may have an adverse effect on the price of DBG’s common stock.

(f)	None of the Jones Parties will disclose any of the matters set forth in Sections 5.2(d) and 5.2(e) or acquire or sell any securities of DBG prior to the filing of the aforementioned registration statement regarding the Secondary Offering.

(g)	The Jones Parties are aware that on May 23, 2023, the Company received a letter (the “Letter”) from the Listing Qualifications Staff (the “Staff”) of Nasdaq notifying the Company that the Staff had determined to delist the Company’s common stock from Nasdaq based on the Company’s failure to comply with the listing requirements of Listing Rule 5550(b)(1), as a result of the Company’s stockholders’ deficit for the period ended March 31, 2023, as demonstrated in the Company’s Quarterly Report on Form 10-Q filed on May 22, 2023, while the Company was under “Panel Monitor” as had been previously disclosed in the Company’s SEC filings. The Letter states that the Company’s securities would be subject to delisting unless the Company timely requests a hearing before the Panel. The Company timely submitted a hearing request and, at the hearing, the Company will present its plan for regaining and sustaining compliance with all applicable requirements for continued listing on The Nasdaq Capital Market. Although the Company has taken efforts to improve its stockholders’ equity, including converting a portion of its outstanding liabilities into preferred stock of the Company and obtaining certain stockholders’ waiver of anti-dilution rights, the Company expects that at the time of the hearing it will be required to demonstrate the Company’s ability to regain compliance with the $2.5 million stockholders’ equity requirement, set forth in Listing Rule 5550(b)(1), and its ability to sustain long term compliance with such requirement. If the Panel does not believe that the Company has demonstrated its ability to regain and sustain compliance with all applicable requirements for continued listing on The Nasdaq Capital Market, the Panel is likely to determine to delist the Company’s securities from The Nasdaq Stock Market. Notwithstanding the foregoing, there can be no assurance that the Company will be successful in its efforts to maintain the Nasdaq listing. If the Company’s common stock and warrants cease to be listed for trading on The Nasdaq Capital Market, the Company expects that its common stock and warrants would be traded on one of the three tiered marketplaces of the OTC Markets Group. If Nasdaq were to delist the Company’s common stock and warrants, it would be more difficult for the Company’s stockholders, including the Jones Parties, to dispose of the Company’s securities and more difficult to obtain accurate price quotations on the Company’s common stock or warrants. The Company’s ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing it may need in the future, may also be materially and adversely affected if the Company’s common stock or warrants are not listed on a national securities exchange.

Settlement agreement and release

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE DBG PARTIES

The DBG Parties, jointly and severally, represent and warrant to the Jones Parties as follows:

6.1       Authorization of Transaction.

(a)	DBG is a corporation duly formed, validly existing, and in good standing under the laws of the State of Delaware.

(b)	DBG has all requisite power and authority to execute, deliver, and perform the Transaction Documents and to consummate the transaction contemplated by the Transaction Documents.

(c)	The execution, delivery, and performance by DBG of the Transaction Documents have been duly authorized by all necessary action on the part of DBG. Davis has all requisite power, authority, and capacity to execute, deliver, and perform the Transaction Documents.

(d)	Each of the Transaction Documents is a legal, valid, and binding agreement of the applicable DBG Party or DBG Parties, enforceable against the DBG Parties in accordance with its terms.

(e)	No authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, or any other person or entity is required to authorize, or is required in connection with, the execution, delivery, and performance of the Transaction Documents on the part of the DBG Parties.

6.2       Title to Assigned Interests. DBG is the true and lawful owner of the Assigned Interests and is transferring good title to the Assigned Interests, free and clear of any and all liens, debts, claims, liabilities, obligations, encumbrances, and security interests.

Settlement agreement and release

6.3       Operation in the Ordinary Course of Business. From the execution of the Non -Binding Term Sheet – Purchase Agreement to the execution of this Agreement, the DBG Parties have not taken any actions or engaged in any transactions with respect to H&J which are outside of H&J’s ordinary course of business, including, but not limited to, borrowings by H&J.

ARTICLE 7

MISCELLANEOUS

7.1       Entire Agreement. This Agreement and the Transaction Documents set forth the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby. The Recitals above are binding terms of this Agreement.

7.2       Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of Texas. In the event that judicial proceedings are instituted to enforce any of the provisions of this Agreement, such proceedings shall be brought in a court of competent jurisdiction in Dallas County, Texas.

7.3       Severability. If any term, provision, covenant, or restriction of this Agreement is held by the final, non-appealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

7.4       Further Assurances. Each party shall cooperate and take such actions, and execute all such further instruments and documents as the other party may reasonably request in order to convey title to the Assigned Interests to Purchaser and otherwise to effect the terms and purposes of this Agreement.

7.5       Counterparts. This Agreement may be executed in one or more counterparts and by facsimile or other electronic transmission, each of which shall be an original, but all of which taken together shall constitute a single document. A photocopy, electronic copy, or facsimile of an executed counterpart of this Agreement shall be sufficient to bind the parties whose signature(s) appear thereon.

[Signature page follows.]

Settlement agreement and release

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

/s/Drew Jones		/s/ John Hilburn Davis IV
Drew Jones		John Hilburn Davis IV

D. Jones Tailored Collection, Ltd.		Digital Brands Group, Inc.

By: DJones, LLC
Its: General Partner		By:	/s/ John Hilburn Davis IV
John Hilburn Davis IV, CEO

By:	/s/Drew Jones	By:	/s/ Trevor Pettennude
	Drew Jones, Managing Member		Trevor Pettennude on behalf of the BOD

Harper & Jones, LLC

By:	/s/Drew Jones
Drew Jones, CEO

Settlement agreement and release

EXHIBIT A

Assignment

ASSIGNMENT OF MEMBERSHIP INTERESTS

This Assignment of Membership Interests (the “Assignment”) is made and entered into to be effective as of 12:01 a.m. on the 21st day of June, 2023 (the “Effective Date”), by and between Digital Brands Group, Inc. (“Assignor”), and D. Jones Tailored Collection, Ltd. (“Assignee”). Drew Jones, the manager Harper & Jones, LLC (the “Manager”), executes this Assignment for the purposes described in Recital C below.

RECITALS

A.	Assignor owns one hundred percent (100%) percent of the Membership Interests (the “Assigned Interests”) in Harper & Jones, LLC, a Texas limited liability company (the “Company”).

B.	Pursuant to that certain Settlement Agreement and Release by and among Assignor, Assignee, and certain affiliates of Assignor and Assignee, dated effective as of June 21, 2023, Assignor desires to sell the Assigned Interests to Assignee and Assignee desires to purchase the Assigned Interests.

C.	Assignor and the Manager desire to: (i) waive any and all requirements for or restrictions on the transfer of Membership Interests contained in the governing documents of DBG, (ii) consent to the assignment of the Assigned Interests, and (iii) consent to the admission of Assignee as a Member of DBG with respect to the Assigned Interests.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Assignment. Assignor hereby sells, conveys, transfers, and assigns to Assignee the Assigned Interests, and Assignee hereby accepts the assignment of the Assigned Interests.

2.            Waiver, Consent, and Admission. Assignor and the Manager hereby: (i) waive any and all requirements for or restrictions on the transfer of Membership Interests contained in the governing documents of DBG, (ii) consent to the assignment of the Assigned Interests, and (iii) consent to the admission of, and hereby admit, Assignee as a Member of DBG with respect to the Assigned Interests.

3.            Capitalized Terms. All capitalized terms used in this Assignment but not defined herein shall have the meaning set forth in DBG Agreement.

4.            Binding Agreement. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors, and assigns.

5.            Governing Law. This Assignment shall be governed by the laws of the State of Texas. In the event that judicial proceedings are instituted to enforce any of the provisions of this Assignment, such proceedings shall be brought in a court of competent jurisdiction in Dallas County, Texas.

6.            Counterparts. This Assignment may be executed in one or more counterparts and by facsimile or other electronic transmission, each of which shall be an original, but all of which taken together shall constitute a single document. A photocopy, electronic copy (e.g., a “pdf” or “tif” file), or telecopy of an executed counterpart of this Assignment shall be sufficient to bind the parties whose signatures appear thereon.

[Signature page follows]

Settlement agreement and release

exhibit a – page 1

IN WITNESS WHEREOF, the parties have executed this Assignment on the date(s) set forth below to be effective as of the Effective Date.

ASSIGNOR:

Digital Brands Group, Inc.

By:
John Hilburn Davis IV, CEO

By:
Trevor Pettennude on behalf of the BOD

ASSIGNEE:

D. Jones Tailored Collection, Ltd.

By: DJones, LLC
Its: General Partner

By:
Drew Jones, Managing Member

MANAGER:

Drew Jones

Settlement agreement and release

exhibit a – page 2